Exhibit 99.1

ReShape Lifesciences™ Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Second Quarter Revenues Increased 19% Sequentially, Indicating DTC Campaign Continues to Drive Demand for Lap-Band® Procedures

Conference Call to be Held at 4:30 pm ET Today

SAN CLEMENTE, Calif., August 15, 2022 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial and operating results for the second quarter ended June 30, 2022 and provided a corporate strategic update.

Second Quarter and Subsequent Highlights

●	In July, received U.S. Food and Drug Administration (FDA) 510(k) clearance for the disposable Gastro Intestinal Balloon Indicator (GIBI HD™) calibration tube for use in gastric and bariatric procedures.
●	In July, announced appointment of Paul F. Hickey, with over 25 years of medical device commercialization experience, as President and Chief Executive Officer. Board Chair, Dan W. Gladney, was appointed Executive Chair, supporting the company on strategic matters.
●	In June, raised $2.5 million in gross proceeds through a warrant exercise agreement with an existing accredited investor, extending the company’s cash runway well into 2023.
●	In June, announced that Vern Vincent, Senior Director, Global Professional Education and Medical Affairs, was recognized as this year’s Distinguished Industry Partner at the American Society for Metabolic and Bariatric Surgery (ASMBS) 2022 LEAD Gala and Awards.
●	In June, facilitated the training of the next generation of bariatric surgeons on the Lap-Band® Program at the ASMBS annual conference.
●	In May, signed an agreement with OpenLoop, an expert in full-stack virtual care delivery services, to provide a nationwide, physician-led, telehealth solution for reshapecare™, the company’s virtual weight loss solution.

“We have achieved a multitude of important milestones during the second quarter and more recently, strengthening our position as a market leader with our integrated portfolio of proven products and services that manage and treat obesity and associated metabolic disease,” stated Tom Stankovich, Chief Financial Officer of ReShape Lifesciences™. “The recent FDA approval for the line extension of disposable GIBI HD™ calibration tubes, which we expect to be rapidly adopted by surgeons given their ability to help better visualize the anatomy, making it easier to identify potential defects, should be launched into the market in September. Additionally, through our partnership with OpenLoop, we continue to expand the reach and awareness of reshapecare™, our proprietary, doctor prescribed, digital therapeutic weight loss and wellness program, reimbursed by major insurance plans. reshapecare™ is a critical component of treatment provided by ReShape, through which we offer an effective and convenient virtual health coaching program for all weight loss patients including medical weight loss and pre- and post-surgical bariatric patients. We are also encouraged by the continued pace of inbound requests from bariatric surgeons for refresher courses on the Lap-Band® Program and the ability to train bariatric fellows, for the first time, at the ASMBS annual conference, in June. On the financial side, during the quarter, we continued to strengthen the balance sheet, grossing $2.5 million in proceeds from a warrant exercise, which, combined with an increase in revenues for the second half of 2022, extends our cash runway well into 2023. Taken together, these recent accomplishments bode well for future sales and revenue growth, going forward.”

Mr. Stankovich continued, “We are also fortunate to welcome Paul F. Hickey as ReShape’s newly appointed President and Chief Executive Officer. Paul’s extensive medical device and commercialization experience, and his deep understanding and familiarity with the obesity market and the Lap-Band®, will serve us well as he leads us through our continued growth trajectory.”

“I look forward to leading ReShape during such an exciting juncture, as we continue to execute on our goal of becoming the global leader of physician-led weight loss and metabolic health solutions, with a comprehensive, integrated slate of products and services,” stated Mr. Hickey. “The 19% increase in sequential revenues achieved in the second quarter reflects consumers’ belief in the safety and efficacy of the Lap-Band® as an effective and increasingly preferred method of managing obesity. It also reflects the growing ability of bariatric surgeons to proceed with these elective procedures, which were severely restricted earlier in the year due to the continued COVID-19 pandemic. While patients and providers navigate the typical six-month mandatory waiting period required by insurers for bariatric or weight loss procedures, including the Lap-Band®, we expect the positive trend in sales to continue in the second half of the year. Additionally ,we expect bariatric practices to continue working through patient backlogs generated by the ongoing success of our multi-tiered, DTC marketing campaign.”

Second Quarter Ended June 30, 2022 Financial and Operating Results

Revenue totaled $2.9 million for the three months ended June 30, 2022, which represents a contraction of 18.1%, or $0.6 million for the same period in 2021. The decline is primarily attributable to the emergence, in late 2021, of the Omicron variant of COVID-19, causing a significant number of bariatric centers to close from December 2021 through February 2022. The company experienced a significant increase in revenue as the Omicron variant began to subside. The company expects its revenue will continue to increase through the remainder of 2022, as it has witnessed continued growth in patient engagement, leading to doctor consultations, attributable to the DTC marketing campaign launched during the fourth quarter of 2021.

Revenue totaled $5.3 million for the six months ended June 30, 2022, which represents a contraction of 21.0%, or $1.4 million for the same period in 2021. The decline is primarily attributable to the emergence, in late 2021, of the Omicron variant of COVID-19, as noted above. The company experienced a significant increase in revenue compared to January and February 2022, as the Omicron variant began to subside. The company expects its revenue will continue to increase through the remainder of 2022 due to significant growth in web traffic and doctor consultations, attributable to the DTC marketing campaign, as noted above.

Gross Profit for the three months ended June 30, 2022, was $1.9 million, compared to $2.2 million for the same period in 2021, a decrease of $0.3 million. Gross profit as a percentage of total revenue for the three months ended June 30, 2022, was 65.1%, a solid improvement compared to 61.0% for the same period in 2021. The gross profit margin increased over the same period from the prior year, as, during the three months ended June 30, 2022, the company had a higher percentage of domestic sales than the same period in the prior year, which has a greater margin than international sales.

Gross profit for the six months ended June 30, 2022, was $3.1 million, compared to $4.4 million for the same period in 2021, a decrease of $1.3 million. Gross profit as a percentage of total revenue for the six months ended June 30, 2022, was 58.2% compared to 65.7% for the same period in 2021. The decrease in gross profit margin is primarily due to a reduction in revenue combined with expenses related to the Obalon merger which includes higher department expenses and consulting services.

Sales and Marketing Expenses for the three months ended June 30, 2022, increased 223.6%, to $4.7 million, compared the same period in 2021. The increase is primarily due to an increase in advertising and marketing costs of $1.8 million, as the company expanded its DTC campaign by increasing its presence within video, print and social media platforms. In addition, the company had an increase in payroll related expenses of $0.6 million, as it continued to strengthen its commercial organization and hired a Senior VP of Commercial Operations, as well as additional sales personnel. The company also experienced an increase of $0.2 million in travel expenditures due to the relaxing of COVID-19 travel restrictions and an increase of $0.4 million in consulting and professional fees related to the launch of the digital media platforms.

Sales and marketing expenses for the six months ended June 30, 2022, increased 248.2%, to $9.4 million, compared to $2.7 million for the same period in 2021. The increase is primarily due to an increase in advertising and marketing costs of $4.6 million. The company launched its DTC marketing campaign during the fourth quarter of 2021 and expanded this campaign during 2022. In addition, the company had an increase in payroll related expenses of $1.0 million, as it continued to strengthen its commercial organization, as noted above. The company also had an increase in stock-based compensation expense of $0.3 million and an increase of travel expenses of $0.1 million, primarily due to the relaxing of COVID-19 restrictions.

General and Administrative Expenses for the three months ended June 30, 2022, increased 26.5%, to $5.4 million, compared to $4.3 million for the same period in 2021. The increase is primarily due to litigation losses of $2.0 million, an increase in stock-based compensation expense of $0.9 million, an increase in payroll expenses of $0.5 million, as the company is making strategic organizational changes, and an increase in rent and facilities, directly attributable to the merger with Obalon. This was offset by a decrease of $2.3 million in consulting and other professional fees, as the company had significant related costs during the second quarter of 2021 due to the merger with Obalon. The company also had a decrease in bad debt expense of $0.2 million, as it focused on collections, resulting in better collections of many past due accounts.

General and administrative expenses for the six months ended June 30, 2022, increased 36.8%, to $9.6 million, compared to $7.0 million for the same period in 2021. The increase is primarily due to litigation losses of $2.0 million, an increase of $1.4 million in stock-based compensation expense, an increase in payroll of $0.9 million, as the company is making strategic organizational changes, and an increase of $0.5 million in rent and facilities and insurance, directly attributable to the merger with Obalon, and an increase in legal expenses of $0.2 million. This was offset by a decrease in consulting and other professional fees of $2.2 million, as the company had significant related costs during the second quarter of 2021 due to the merger with Obalon. The company also had a decrease in bad debt expense of $0.2 million, as it focused on collections, as noted above.

Research and Development Expenses for the three months ended June 30, 2022, increased 638.8%, to $0.8 million, compared to $0.1 million for the same period in 2021. The increase is due to an increase of $0.4 million in clinical trials and related consulting fees and an increase of approximately $0.3 million in payroll expenses including stock-based compensation expense.

Research and development expenses for the six months ended June 30, 2022, increased 123.7%, to $1.5 million, compared to $0.7 million for the same period in 2021. The increase is primarily due to an increase of $0.4 million in clinical trials and related consulting fees and an increase of $0.4 million in payroll related expenses including an increase in stock-based compensation expense.

Non-GAAP adjusted EBITDA loss was $7.8 million for the three months ended June 30, 2022 compared to a loss of $1.2 million for the same period last year. The increase in the loss is primarily due to the previously mentioned increase in advertising and marketing costs of $1.8 million from the DTC marketing campaign, a related increase in payroll expenses of $0.6 million due to the expansion of the commercial team and an increase in stock-based compensation.

Non-GAAP adjusted EBIDTA loss was $14.9 million for the six months ended June 30, 2022 compared to a loss of $3.0 million for the same period last year. The increase in the loss includes the previously mentioned increases in advertising and marketing, payroll and stock-based compensation.

Cash and Cash Equivalents were $11.5 million as of June 30, 2022. The company continues to have a strong balance sheet as a result of having eliminated all debt from the balance sheet at the end of last year. Combined with increases in revenues and decreases in expenses in 2022 and beyond, should extend our cash runway into 2023.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 4:30 pm ET. To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays. A live link to the webcast will be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at:  https://ir.reshapelifesciences.com/events-and-presentations

About ReShape Lifesciences™

ReShape Lifesciences™ is the premier global weight loss and metabolic health-solutions company, offering an integrated portfolio of physician-led, proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It helps enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. reshapecare™ is a virtual weight-management program that supports lifestyle changes for all weight-loss patients led by board certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. For more information, please visit www.reshapelifesciences.com

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about our expectation that the marketing campaign should continue to promote increased demand for Lap-Band® procedures and, thus, potentially a significant increase in revenues for ReShape. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,494	$22,765
Restricted cash	50	50
Accounts and other receivables	2,448	2,815
Inventory	4,226	3,003
Prepaid expenses and other current assets	1,269	1,622
Total current assets	19,487	30,255
Property and equipment, net	887	1,454
Operating lease right-of-use assets	338	266
Other intangible assets, net	19,915	20,827
Other assets	1,298	1,456
Total assets	$41,925	$54,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,513	$3,468
Accrued and other liabilities	5,814	3,169
Warranty liability, current	525	415
Operating lease liabilities, current	338	279
Total current liabilities	9,190	7,331
Operating lease liabilities, noncurrent	—	—
Warranty liability, noncurrent	5	300
Deferred income taxes, net	367	555
Total liabilities	9,562	8,186
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series C convertible preferred stock	—	—
Common stock	20	18
Additional paid-in capital	626,966	622,906
Accumulated deficit	(594,551)	(576,760)
Accumulated other comprehensive loss	(72)	(92)
Total stockholders’ equity	32,363	46,072
Total liabilities and stockholders’ equity	$41,925	$54,258

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$2,892	$3,529	$5,332	$6,750
Cost of revenue	1,009	1,376	2,231	2,314
Gross profit	1,883	2,153	3,101	4,436
Operating expenses:
Sales and marketing	4,663	1,441	9,371	2,691
General and administrative	5,454	4,311	9,616	7,031
Research and development	761	103	1,508	674
Loss on disposal of assets, net	381	—	381	—
Total operating expenses	11,259	5,855	20,876	10,396
Operating loss	(9,376)	(3,702)	(17,775)	(5,960)
Other expense (income), net:
Interest (income) expense, net	(14)	172	(15)	771
Loss on extinguishment of debt, net	—	101	—	2,061
Loss (Gain) on foreign currency exchange, net	204	(101)	188	(69)
Other	1	—	(9)	—
Loss before income tax provision	(9,567)	(3,874)	(17,939)	(8,723)
Income tax (benefit) expense	9	28	(148)	53
Net loss	$(9,576)	$(3,902)	$(17,791)	$(8,776)

The following table contains a reconciliation of non-GAAP net loss to GAAP net loss attributable to common stockholders for the three months ended June 30, 2022 and 2021 (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

GAAP net loss	$(9,576)	$(3,902)	$(17,791)	$(8,776)
Adjustments:
Interest (income) expense, net	(14)	172	(15)	771
Income tax expense (benefit)	9	28	(148)	53
Depreciation and amortization	545	450	1,095	868
Stock-based compensation expense	823	(364)	1,570	(263)
Loss on disposal of assets, net	381	—	381	—
Loss on extinguishment of debt, net	—	101	—	2,061
Professional fees incurred in connection with the Obalon merger	—	2,277	—	2,277
Non-GAAP loss	$(7,832)	$(1,238)	$(14,908)	$(3,009)